                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G


           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                            (Amendment No. 2 )(*)




                           Dura Automotive Systems, Inc.
                    -------------------------------------------
                                (Name of Issuer)


                               Class A Common Stock
                    -------------------------------------------
                        (Title of Class of Securities)


                                   265903104
                    -------------------------------------------
                                (CUSIP Number)

-----------------------------

    (*)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following page(s))

                               Page 1 of 8 Pages

 CUSIP No. 265903104                  13G                 Page 2 of 8 Pages

-------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSON

        The TCW Group, Inc.
-------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER               (a)  / /
     OF A GROUP*                                         (b)  /X/

-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
        Nevada corporation
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5)  SOLE VOTING POWER
 BENEFICIALLY                          366,000
 OWNED BY                     -------------------------------------------------
 EACH REPORTING               (6)  SHARED VOTING POWER
 PERSON WITH                               -0-
                              -------------------------------------------------
                              (7)  SOLE DISPOSITIVE POWER
                                       366,000
                              -------------------------------------------------
                              (8)  SHARED DISPOSITIVE POWER
                                           -0-
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        366,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        9.4%(see response to Item 4)
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
        HC/CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 265903104                  13G                 Page 3 of 8 Pages

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert Day
-------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  / /
                                                               (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States Citizen
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5)  SOLE VOTING POWER
 BENEFICIALLY                          366,000
 OWNED BY                     -------------------------------------------------
 EACH REPORTING               (6)  SHARED VOTING POWER
 PERSON WITH                               -0-
                              -------------------------------------------------
                              (7)  SOLE DISPOSITIVE POWER
                                       366,000
                              -------------------------------------------------
                              (8)  SHARED DISPOSITIVE POWER
                                           -0-
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        366,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        9.4% (see response to Item 4)
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*7
        HC/IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 4 of 8 Pages


Item 1(a).  Name of Issuer:

                Dura Automotive Systems, Inc.
-------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                4508 IDS Center
                Minneapolis, Minnesota 55402
-------------------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:
-------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office:
-------------------------------------------------------------------------------

Item 2(c).  Citizenship:

                The TCW Group, Inc.
                865 South Figueroa Street
                Los Angeles, CA 90017
                (Nevada Corporation)

                Robert Day
                200 Park Avenue, Suite 2200
                New York, New York 10166
                (United States Citizen)
-------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:
                Class A Common Stock
-------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:
                265903104
-------------------------------------------------------------------------------

                                                           Page 5 of 8 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  / /  Broker or Dealer registered under Section 15 of the Act:
                    Not applicable

     (b)  / /  Bank as defined in Section 3(a)(6) of the Act:
                    Not applicable

     (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act:
                    Not applicable

     (d) / / Investment Company registered under Section 8 of the Investment Company Act:
                    Not applicable

     (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                    Not applicable

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):
                    Not applicable

     (g) /X/ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (SEE Item 7):

                    The TCW Group, Inc.
                    Robert Day (individual who may be deemed to control The TCW
                         Group, Inc. and other holders of the Class A Common Stock of the issuer)

     (h)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):
                    Not applicable.

                                                           Page 6 of 8 Pages

Item 4.   Ownership (**)

     THE TCW GROUP, INC.

          (a)  Amount beneficially owned: 366,000

          --------------------------------------------------------------------

          (b)  Percent of class: 9.4%

          ---------------------------------------------------------------------

          (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:    366,000
              -----------------------------------------------------------------
              (ii)  Shared power to vote or to direct the vote:    none.
              -----------------------------------------------------------------
              (iii) Sole power to dispose or direct the disposition of: 366,000
              -----------------------------------------------------------------
              (iv)  Shared power to dispose or to direct the disposition of:
              none.
               ----------------------------------------------------------------
     ROBERT DAY (***)

          (a)  Amount beneficially owned: 366,000

          ---------------------------------------------------------------------

          (b)  Percent of class: 9.4%

          ---------------------------------------------------------------------

          (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:     366,000

               ----------------------------------------------------------------

              (ii)  Shared power to vote or to direct the vote:     none.

               ---------------------------------------------------------------

              (iii) Sole power to dispose or direct the disposition of:366,000

               ---------------------------------------------------------------

               (iv)  Shared power to dispose or to direct the disposition of:
               none.
               ---------------------------------------------------------------


(**) The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(***) Shares reported for Robert Day include shares reported for The TCW Group, Inc.

                                                           Page 7 of 8 Pages

Item 5.   Ownership of Five Percent or Less of a Class.
               Not applicable.

-------------------------------------------------------------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
               Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Common Stock of Dura Automotive Systems, Inc.

-------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                SEE Exhibit A.

-------------------------------------------------------------------------------

Item 8.   Identification and Classification of Members of the Group.
                Not applicable. SEE Exhibits A and B.
-------------------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.
                Not applicable.
-------------------------------------------------------------------------------

Item 10.  Certification.

     Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                           Page 8 of 8 Pages

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 5th day of December, 1997.


                                     The TCW Group, Inc.


                                      By:  /s/ Mohan V. Phansalkar
                                      -------------------------------------
                                      Mohan V. Phansalkar
                                      Authorized Signatory

                                      Robert Day


                                      By:  /s/ Mohan V. Phansalkar
                                      -------------------------------------
                                      Mohan V. Phansalkar
                                      Under Power of Attorney dated January 30,
                                      1996, on File with Schedule 13G Amendment
                                      Number 1 for Matrix Service Co. dated
                                      January 30, 1996.